Exhibit 99.1

CONTACTS:

Public Relations Team

Mori Trust

+81 (0)3-5511-2255

koho@mori-trust.co.jp

Erin Pagán

Hilton Grand Vacations

+1 407 722 3771

EPagan@hgvc.com

Audrey Wong

Hilton - Asia Pacific

+65 6833 9763

audrey.wong@hilton.com

Mori Trust, Hilton Grand Vacations and Hilton Announce New Development on Sesokojima Island, Okinawa

Hilton Hotels & Resorts to open by 2020

Hilton Grand Vacations’ first announced timeshare resort in Asia to commence operations by 2021

Tokyo, Japan – November 13, 2017 – Mori Trust, Hilton Grand Vacations (NYSE: HGV) and Hilton (NYSE: HLT) today announced an agreement to construct a new mixed-use development on Sesokojima Island, Okinawa, marking the first alliance between Mori Trust and Hilton Grand Vacations, as well as the latter’s first announced dedicated timeshare resort in the Japanese market.

The new-build development, to be constructed by Mori Trust, will comprise a 132-unit timeshare resort that will be owned and managed by Hilton Grand Vacations, as well as a Hilton-managed hotel with approximately 300 rooms. Hilton Okinawa Sesoko Resort is set to open in 2020, while the HGV timeshare resort is expected to commence operations in 2021.

Miwako Date, President, Mori Trust, said: “In addition to announcing our partnership with Hilton Grand Vacations and Hilton, Mori Trust is also delighted to introduce the attractions of Japan to international travellers through Sesokojima Island, a place surrounded by beautiful beaches and the ocean. Located near to Okinawa Chura-umi Aquarium, world heritage site Nakijin Castle, and Motobu Port, which is expected to support the arrival and docking of large cruise ships, Sesokojima Island is an excellent choice for extended-stay guests. Our cooperation with Hilton Grand Vacations and Hilton, which have a strong legacy in hospitality, ensures that both domestic and international travellers, including those planning mid- to long-term stays, will enjoy their experience.”

Under Hilton Grand Vacations’ timeshare system, ownership of the resort is sold on a weekly basis, and owners can enjoy building a stay schedule that is based on their needs. Ownership styles range from “fixed week” and “flex week,” and on-season and off-season, and can be changed according to preference. Options of a spacious home-like accommodation with full kitchens, extra bedrooms and plenty of living space are available for purchase.

The Hilton Grand Vacations Club on Sesokojima Island will offer ocean and sunset views for each of its luxury one-, two- and three-bedroom units, along with private balconies and full kitchens. Hilton Grand Vacation Club owners and guests will have full use of the facilities at the rest of the development, as well as the use of a private pool within the building.

The development is close to a number of attractions and the untouched nature and beautiful beaches of northern Okinawa are also within easy reach. The development will also offer stunning views of Iejima Island, which lies directly across the ocean.

“The Hilton Grand Vacations Club on Sesokojima Island will be HGV’s first announced project in Japan, as well as in Asia, and forms part of the company’s strategy to develop properties where HGV’s owners and guests want to travel,” said Mark Wang, President and CEO, Hilton Grand Vacations.

“Hilton Grand Vacations is very pleased to work with such esteemed partners as Mori Trust and Hilton to deliver an exceptional resort experience in this very scenic Okinawa location,” Wang noted. “We have more than 56,000 Club Member families in Japan, with Okinawa being a top requested domestic destination, and we believe there will be strong demand for this resort from both existing and prospective owners. Additionally, this project marks an important step in our long-term approach to development in Asia,” he added.

Hilton Okinawa Sesoko Resort will offer breath-taking ocean views from all its guest rooms. In addition to two restaurants and a lounge and bar, the resort will also have a wedding chapel and meeting rooms, as well as fitness facilities, an outdoor and indoor pool, a spa and a beach house. The hotel joins Hilton’s portfolio of 16 hotels that are operating and in the pipeline in Japan.

“We are excited to bring our strong relationship with Mori Trust to Okinawa, following the success of Conrad Tokyo. The signing of Hilton Okinawa Sesoko Resort not only expands our footprint in the prefecture, it also underscores our dynamic development strategy and strong management capabilities in Japan, as well as our commitment to Okinawa,” said Martin Rinck, President, Asia Pacific, Hilton.

Okinawa remains a popular domestic and international tourist destination. It has enjoyed record visitor growth for the past four years, with inbound and domestic traveller numbers increasing by 11% to reach 8.6 million in 2016 compared with the previous year.*1

Sesokojima Island, a small island of around 3 square kilometres, lies off the west coast of Okinawa’s main island. It has been joined to the Motobu Peninsula since 1985 by the 762-meter long Sesoko Bridge and boasts an 800-meter long natural beach, ideal for activities such as snorkelling and jet-skiing. The island is about 1.5 hours (about 90 kilometers) by car from Naha Airport.

*1:	Announced by Okinawa Prefecture

About Mori Trust:

Mori Trust is a core business of the Mori Trust Group. It manages real estate business mainly for major mixed-use projects and developments in central Japan, hotel and resorts business in cooperation with international luxury hotel brands and its own brand Laforet Hotels & Resorts, and investment business which invests to various business including real estate investment trust composition and overseas investment. The Mori Trust Group is dedicated to shaping Japan as a country that is the envy of the world, home to truly international cities that function as a hub for human interaction, trade, finance and information sharing. To this end, it concentrates on projects that help to promote globalization as well as rural and regional revitalization in Japan. For more information, visit www.mori-trust.co.jp.

About Hilton Grand Vacations Inc:

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Fla., Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 280,000 Club Members. For more information, visit www.hgv.com and www.hiltongrandvacations.com.

About Hilton:

Hilton (NYSE: HLT) is a leading global hospitality company, with a portfolio of 14 world-class brands comprising more than 5,100 properties with nearly 838,000 rooms in 103 countries and territories. Hilton is dedicated to fulfilling its mission to be the world’s most hospitable company by delivering exceptional experiences – every hotel, every guest, every time. The company’s portfolio includes Hilton Hotels & Resorts, Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts, Canopy by Hilton, Curio Collection by Hilton, DoubleTree by Hilton, Tapestry Collection by Hilton, Embassy Suites by Hilton, Hilton Garden Inn, Hampton by Hilton, Tru by Hilton, Homewood Suites by Hilton, Home2 Suites by Hilton and Hilton Grand Vacations. The company also manages an award-winning customer loyalty program, Hilton Honors. Hilton Honors members who book directly through preferred Hilton channels have access to instant benefits, including a flexible payment slider that allows members to choose exactly how many Points to combine with money, an exclusive member discount that can’t be found anywhere else and free standard Wi-Fi. Visit newsroom.hilton.com for more information and connect with Hilton on Facebook, Twitter, LinkedIn, Instagram and YouTube

Appendix

Mori Trust, Hilton Grand Vacations and Hilton aim to provide an environment that can be enjoyed by many people with a long-stay luxury Hilton Grand Vacations timeshare resort alongside the comfort and quality service of Hilton, which operates worldwide.

Address	5750 Aza Sesoko Shimojibaru, Motobu-cho, Kunigami-gun, Okinawa

Site area	133,791 m2 (335,131m2 including adjacent area)

	Timeshare Resort	Hotel

Total area	About 15,000 m2	About 21,000 m2

Stories	10 floors	9 floors

Room keys	132	About 300

Facilities	Lounge, outdoor pool and others	Restaurant, fitness gym, spa, indoor and outdoor pools, chapel and others

Groundbreaking	2018 (Planned)	2018 (Planned)

Grand Opening	2021 (Planned)	2020 (Planned)

*	All information is as of November 2017. There is a case to change without prior notice.